Exhibit 3.1

TENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ONCONOVA THERAPEUTICS, INC.

ARTICLE I

The name of the Corporation is Onconova Therapeutics, Inc.

ARTICLE II

The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware.  The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE IV

Stock

A.                                    Classes of Stock.  The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock”, each of which shall have a par value of $0.01 per share.  The total number of shares which the Corporation is authorized to issue is 80,000,000 shares, of which (i) 75,000,000 shares shall be designated as Common Stock and (ii) 5,000,000 shares shall be designated as Preferred Stock. Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).

B.                                    Common Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law and this Article IV, the holders of Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.  Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

(i)                                     Voting.  The holders of Common Stock shall vote, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Tenth Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Tenth Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). There shall be no cumulative voting.

(ii)                                  Dividends.  Dividends may be declared and paid on Common Stock subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Tenth Amended and Restated Certificate of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(iii)                               Preemptive Rights.  The holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(iv)                              Liquidation Rights.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock. A merger or consolidation of the Corporation with or into any other corporation or other entity or a sale or conveyance of all or any part of the assets of the Corporation, in any such case which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders, shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 4(B)(iv).

C.                                    Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors and set forth in the applicable certificate of designation as filed with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Tenth Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Tenth Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Tenth Amended and Restated Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the

Board of Directors and set forth in the applicable certificate of designation as filed with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL. The holders of the Preferred Stock shall, in respect of such shares, have no voting rights except as provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors and set forth in the applicable certificate of designation as filed with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL.

D.                                    Uncertificated Shares.  Nothing in this Tenth Amended and Restated Certificate of Incorporation limits or will be interpreted to limit the power of the Board of Directors under the DGCL to provide that some or all of any or all classes or series of capital stock of the Corporation shall be uncertificated.

ARTICLE V

Board of Directors

A.                                    Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than 3 and not more than 11, each of whom shall be a natural person. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, (i) the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by a majority of the directors then in office and (ii) vacancies (including, but not limited to, those resulting from death, resignation, retirement, disqualification, removal from office or other cause) and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors, subject, in each case, to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

ARTICLE VI

Liability Limitation

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL or any other law of the State of Delaware.  Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or any other law of the State of Delaware as so amended.  Any repeal or modification of this Article VI shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

Meetings of Stockholders

A.                                    Actions by Consent.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

B.                                    Special Meetings of Stockholders.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time by the Board of Directors, and shall be called by the Chief Executive Officer or Secretary of the Corporation at the request in writing of a majority of the Board of Directors, but such special meetings may not be called by any other persons.

C.                                    Written Ballots.  Election of directors need not be by written ballot.

ARTICLE VIII

Amendments

A.                                    Amendments to the Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Tenth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

B.                                    Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the bylaws.

ARTICLE IX

Indemnification

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation and its stockholders.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE X

Exclusive Jurisdiction For Certain Actions

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Tenth Amended and Restated Certificate of Incorporation or the Corporation’s bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

Severability

If any provision or provisions of this Tenth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Tenth Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Tenth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Tenth Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Tenth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Effective Date

The effective date of this Tenth Amended and Restated Certificate of Incorporation shall be upon its filing with the Office of the Secretary of State of Delaware.